Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
Exhibit 7
As of 12/31/2009
($000’s)

12/31/2009
Assets
Cash and Balances Due From Depository Institutions	$6,198,904
Securities	43,054,635
Federal Funds	3,431,853
Loans & Lease Financing Receivables	189,772,027
Fixed Assets	4,797,639
Intangible Assets	13,399,731
Other Assets	15,721,341

Total Assets	$276,376,130

Liabilities
Deposits	$194,253,182
Fed Funds	10,148,686
Treasury Demand Notes	0
Trading Liabilities	345,396
Other Borrowed Money	31,068,244
Acceptances	0
Subordinated Notes and Debentures	7,629,967
Other Liabilities	6,705,043

Total Liabilities	$250,150,518

Equity
Minority Interest in Subsidiaries	$1,629,447
Common and Preferred Stock	18,200
Surplus	12,642,020
Undivided Profits	11,935,945

Total Equity Capital	$26,225,612

Total Liabilities and Equity Capital	$276,376,130
To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.
U.S. Bank National Association

By:	/s/ Richard Prokosch
Vice President
Date: February 8, 2010